Exhibit 3.7

STRATEGIC STORAGE TRUST VI, INC.

CERTIFICATE OF CORRECTION

THIS IS TO CERTIFY THAT:

FIRST: The title of the document being corrected is Articles Supplementary (the “Articles”).

SECOND: The sole party to the Articles is Strategic Storage Trust VI, Inc., a Maryland corporation (the “Corporation”).

THIRD: The Articles were filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) on May 1, 2023.

FOURTH: The second sentence of paragraph (a) of Section 3 of Article THIRD of the Articles as previously filed with the SDAT is set forth below:

Such dividends shall accrue on each outstanding share of Series B Preferred Stock on a daily basis, whether or not declared, and be cumulative from the first date on which each such share of Series B Preferred Stock is issued (the “Original Issue Date”), and shall be payable in arrears for the prior calendar quarter on or before the 30th day of January, April, July and November of each year (each a “Dividend Payment Date”); provided, however, that if any Dividend Payment Date is not a Business Day, then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the preceding Business Day or the following Business Day with the same force and effect as if paid on such Dividend Payment Date.

FIFTH: The second sentence of paragraph (a) of Section 3 of Article THIRD of the Articles as corrected hereby is set forth below:

Such dividends shall accrue on each outstanding share of Series B Preferred Stock on a daily basis, whether or not declared, and be cumulative from the first date on which each such share of Series B Preferred Stock is issued (the “Original Issue Date”), and shall be payable in arrears for the prior calendar quarter on or before the 30th day of January, April, July and October of each year (each a “Dividend Payment Date”); provided, however, that if any Dividend Payment Date is not a Business Day, then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the preceding Business Day or the following Business Day with the same force and effect as if paid on such Dividend Payment Date.

SIXTH: The undersigned acknowledges this Certificate of Correction to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 28th day of September, 2023.

ATTEST STRATEGIC STORAGE TRUST VI, INC.

/s/ Nicholas M. Look______________ By: /s/ H. Michael Schwartz___________ (SEAL)

Name: Nicholas M. Look Name: H. Michael Schwartz

Title: Secretary Title: Chief Executive Officer